Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 60 to Registration Statement No. 811-04861 on Form N-1A of our report dated November 16, 2006 relating to the financial statements and financial highlights of Fidelity Garrison Street Trust, including Fidelity Ultra-Short Central Fund appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust, for the period ended September 30, 2006 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 28, 2007